EXHIBIT 99.1

FOR IMMEDIATE RELEASE:     January 27, 2006

CONTACT:                   John W. Pearson
                           406-373-8742

             STILLWATER MINING REPORTS POTENTIAL CHARGE TO EARNINGS

BILLINGS, MONTANA, - STILLWATER MINING COMPANY (NYSE:SWC) announced today that it has identified miscellaneous metal sales receivables that may be uncollectible. The Company's major commercial agreements are not involved.

The Company anticipates this will likely result in a charge of up to $3 million to earnings in 2005. The Company's internal auditors have reviewed control deficiencies associated with this matter and it is expected the Company will be reporting one or more material weaknesses in internal controls over financial reporting in connection with its year-end review in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Company is in the process of modifying its contract administration processes and strengthening accounting controls over miscellaneous metal purchases and sales to remedy these deficiencies. Testing of the effectiveness of these new controls is not expected to be completed until the end of the first quarter of 2006. Additional discussion of the company's remediation efforts will be included in the forthcoming Annual Report on Form 10-K for 2005.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Additional information regarding factors which could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" above in the Company's 2004 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

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